EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

MoSys, Inc.

Sunnyvale, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restated 2000 Stock Option and Equity Incentive Plan of MoSys, Inc. of our report dated March 12, 2007, with respect to the consolidated financial statements and schedule of MoSys, Inc. as of December 31, 2006 and for the two years ended December 31, 2006 appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ BDO Seidman, LLP
San Francisco, California
March 14, 2008